EXHIBIT 4.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION FOR

CLASS "A" PREFERRED SHARES

The undersigned, being the President and Chief Executive Officer of New Leaf Brands, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), in accordance with the Nevada Revised Statutes does hereby certify:

FIRST: the Board of Directors of the Company, in accordance with the Company’s Articles of Incorporation, signed a unanimous written consent whereby resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designation of “Class “A” Preferred Shares (the “Series A Preferred Stock”) in accordance with Section 78.1955 of the Nevada Revised Statues and have been consented to in writing by the holders of a majority of the issued and outstanding shares of the Series A Preferred Stock in accordance with Section 78.320 and written notice has been waived in accordance with Section 78.378.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation for the Series A Preferred Stock of the Company, filed with the Nevada Secretary of State on July 18, 1997, shall be amended by changing the terms of conversion in Section 1 so that, as amended, the provision shall be and read as follows:

1.       Conversion.   On or after August 31, 2009, all Class A Preferred Shares issued and outstanding shall automatically convert into the number of shares of common stock of the Company determined by dividing the total number of Class A Preferred Shares held by the holder thereof by 20. In the event the foregoing conversion takes place on a date after August 31, 2009, the conversion shall be deemed effective on August 31, 2009.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Certificate of Designation to be executed by its duly authorized officer as of October 20, 2009.

NEW LEAF BRANDS, INC.

By:	/s/ Eric Skae
Name:	Eric Skae
President and Chief Executive Officer